Exhibit 99


               3.02 QUALIFICATIONS. A person who is not an officer of the Corporation shall be ineligible to serve as a Director beyond the first regular meeting of the Board of Directors after the date he shall have attained the age of seventy
          (70). A person who is a "high ranking executive" (as defined in Section 5.01) of the Corporation shall be ineligible to serve as a Director beyond the first regular meeting of the Board of Directors after the date he shall have attained the age of sixty-five (65). A person shall be ineligible as a Director if, at the time he would otherwise be eligible for election, he is a former officer of the Corporation. Other restrictions and qualifications for Directors may be fixed from time to time by resolution passed by a majority of the whole Board of Directors.

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               5.01 ELECTION, QUALIFICATIONS. The officers of the
          Corporation shall be chosen by the Board of Directors at its first meeting after each annual meeting of the stockholders and shall include a President, a Chief Executive Officer, a Vice President, a Secretary, a Treasurer and a General Counsel. The Board of Directors may also choose additional Vice Presidents, and one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. Except for an officer serving as a Director who may serve through the first regular meeting of the Board of Directors after he has attained the age of sixty-five (65), no "high ranking executive" of the Corporation may serve in that capacity beyond the date he shall have attained the age of sixty-five (65); "high ranking executive" shall mean the President, the Chief Executive Officer, any Vice President, the Secretary, the Treasurer, the General Counsel, the chief executive officers of the Corporation's public utility divisions, and any other officer of the Corporation so designated by the Board of Directors.